UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                                 (Rule 13-d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13-D-1 AND 13-D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 2)


                                BE, INCORPORATED
               ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                    073309106
               ---------------------------------------------------
                                 (CUSIP Number)

CUSIP No.  073309106                                          Page 2 of 12 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta Partners
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group

     N/A
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------

Number Of Shares              (5)  Sole Voting Power          N/A
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power        N/A
Person With
                              (7)  Sole Dispositive Power     N/A

                              (8)  Shared Dispositive Power   N/A
--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     N/A
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares

     N/A
--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     Exit Filing -- See Item 4
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     N/A
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. .  073309106                                        Page 3 of 12 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta California Partners, L. P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group

     N/A
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------

Number Of Shares              (5)  Sole Voting Power          N/A
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power        N/A
Person With
                              (7)  Sole Dispositive Power     N/A

                              (8)  Shared Dispositive Power   N/A
--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     N/A
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares

     N/A
--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     Exit Filing -- See Item 4
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     N/A
--------------------------------------------------------------------------------

CUSIP No. 073309106                                           Page 4 of 12 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta California Management Partners, L. P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group

     N/A
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------

Number Of Shares              (5)  Sole Voting Power          N/A
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power        N/A
Person With
                              (7)  Sole Dispositive Power     N/A

                              (8)  Shared Dispositive Power   N/A
--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     N/A
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares

     N/A
--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     Exit Filing -- See Item 4
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     N/A
--------------------------------------------------------------------------------

CUSIP No.  073309106                                          Page 5 of 12 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta Embarcadero Partners, LLC
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group

     N/A
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------

Number Of Shares              (5)  Sole Voting Power          N/A
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power        N/A
Person With
                              (7)  Sole Dispositive Power     N/A

                              (8)  Shared Dispositive Power   N/A
--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     N/A
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares

     N/A
--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     Exit Filing -- See Item 4
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     N/A
--------------------------------------------------------------------------------

CUSIP No.  073309106                                          Page 6 of 12 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Jean Deleage
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group

     N/A
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number Of Shares              (5)  Sole Voting Power          See Item 4
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power        N/A
Person With
                              (7)  Sole Dispositive Power     See Item 4

                              (8)  Shared Dispositive Power   N/A
--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     See Item 4
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares

     N/A
--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     Exit Filing
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  073309106                                          Page 7 of 12 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Garrett Gruener
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group

     N/A
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number Of Shares              (5)  Sole Voting Power          See Item 4
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power        N/A
Person With
                              (7)  Sole Dispositive Power     See Item 4

                              (8)  Shared Dispositive Power   N/A
--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     See Item 4
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares

     N/A
--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     Exit Filing
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 0733909106                                          Page 8 of 12 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Guy Nohra
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group

     N/A
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number Of Shares              (5)  Sole Voting Power          See Item 4
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power        N/A
Person With
                              (7)  Sole Dispositive Power     See Item 4

                              (8)  Shared Dispositive Power   N/A
--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     See Item 4
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares

     N/A
--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     Exit Filing
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  073309106                                          Page 9 of 12 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Marino Polestra
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group

     N/A
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number Of Shares              (5)  Sole Voting Power          See Item 4
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power        N/A
Person With
                              (7)  Sole Dispositive Power     See Item 4

                              (8)  Shared Dispositive Power   N/A
--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     See Item 4
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares

     N/A
--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     Exit Filing
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)  Name of Issuer: Be, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

                  800 El Camino Real,  Suite 300
                  Menlo Park  CA  94025

Item 2.

(a)  Name of Person Filing:

     Alta Partners ("AP")
     Alta California Partners, L.P. ("ACP")
     Alta California Management Partners, L.P. ("ACMP")
     Alta Embarcadero Partners, LLC ("AEP")
     Jean Deleage ("JD")
     Garrett Gruener ("GG")
     Guy Nohra ("GN")
     Marino Polestra ("MP")

(b)  Address of Principal Business Office:

     One Embarcadero Center, Suite 4050
     San Francisco, CA  94111

(c)  Citizenship/Place of Organization:


     Entities:      AP    -        California
                    ACP   -        Delaware
                    ACMP           Delaware
                    AEP            California

     Individuals:   JD             United States
                    GG             United States
                    GN             United States
                    MP             United States

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: . 073309106

Item 3.  Not applicable.

                              Page 10 of 12 Pages

Item 4 Ownership.


                       Exit Filing ----- The entities affiliated with Alta Partners distributed to its general partners, limited partners and members all of its Be, Inc. Stock on 3/24/00

------- ---------------------- ----------- ----------- ------------- ----------- ------------- ----------- ------------ ------------
                                   AP         ACP          ACMP         AEP           JD           GG          GN            MP
------- ---------------------- ----------- ----------- ------------- ----------- ------------- ----------- ------------ ------------
(a)     Beneficial Ownership      N/A         N/A          N/A          N/A         43,953       65,187      46,998        62,663
------- ---------------------- ----------- ----------- ------------- ----------- ------------- ----------- ------------ ------------
(b)     Percentage of Class       N/A         N/A          N/A          N/A          0.1%         0.2%        0.1%          0.2%
------- ---------------------- ----------- ----------- ------------- ----------- ------------- ----------- ------------ ------------
(c)     Sole Voting Power         N/A         N/A          N/A          N/A         43,953       65,187      46,998        62,663
------- ---------------------- ----------- ----------- ------------- ----------- ------------- ----------- ------------ ------------
        Shared Voting Power       N/A         N/A          N/A          N/A          N/A          N/A          N/A          N/A
------- ---------------------- ----------- ----------- ------------- ----------- ------------- ----------- ------------ ------------
        Sole Dispositive
        Power                     N/A         N/A          N/A          N/A         43,953       65,187      46,998        62,663
------- ---------------------- ----------- ----------- ------------- ----------- ------------- ----------- ------------ ------------
        Shared Dispositive
        Power                     N/A         N/A          N/A          N/A          N/A          N/A          N/A          N/A
------- ---------------------- ----------- ----------- ------------- ----------- ------------- ----------- ------------ ------------


Item 5. Ownership of Five Percent or Less of a Class

Exit Filing

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable


EXHIBITS

A:   Joint Filing Statement

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 2, 2001


ALTA PARTNERS                                  ALTA CALIFORNIA PARTNERS, L.P.

                                               By:  Alta California Management
                                                       Partners, L.P.,


By: /s/ Jean Deleage                           By: /s/ Jean Deleage
    -----------------------------                  -----------------------------
      Jean Deleage, President                      Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.      ALTA EMBARCADERO PARTNERS, LLC


By: /s/ Jean Deleage                           By: /s/ Jean Deleage
    -----------------------------                  -----------------------------
    Jean Deleage, General Partner                  Jean Deleage, Member


By: /s/ Jean Deleage                           By: /s/ Guy Nohra
    -----------------------------                  -----------------------------
             Jean Deleage                                  Guy Nohra

By: /s/ Garrett Gruener                        By: /s/ Marino Polestra
    -----------------------------                  -----------------------------
          Garrett Gruener                                 Marino Polestra

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

     We,  the  undersigned,  hereby  express  our  agreement  that the  attached
Schedule 13G is filed on behalf of us.

Date: February 2, 2001


ALTA PARTNERS                                  ALTA CALIFORNIA PARTNERS, L.P.

                                               By:  Alta California Management
                                                       Partners, L.P.,


By: /s/ Jean Deleage                           By: /s/ Jean Deleage
    -----------------------------                  -----------------------------
      Jean Deleage, President                      Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.      ALTA EMBARCADERO PARTNERS, LLC


By: /s/ Jean Deleage                           By: /s/ Jean Deleage
    -----------------------------                  -----------------------------
    Jean Deleage, General Partner                  Jean Deleage, Member


By: /s/ Jean Deleage                           By: /s/ Guy Nohra
    -----------------------------                  -----------------------------
             Jean Deleage                                  Guy Nohra

By: /s/ Garrett Gruener                        By: /s/ Marino Polestra
    -----------------------------                  -----------------------------
          Garrett Gruener                                 Marino Polestra